Exhibit 3.6

ARTICLES OF AMENDMENT
OF
SUMMUS, INC. (USA)
FOR
SERIES C CONVERTIBLE PREFERRED STOCK

Pursuant to the provisions of Sections 606.0601, and 607.0602 of the Florida Business Corporation Act, Summus, Inc. (USA) (the “Corporation”), a corporation organized and existing under the laws of the State of Florida, hereby certifies as follows:

1.         The name of the Corporation is Summus, Inc (USA):

2.         The terms and provisions of the Statement of Rights and Preferences (the “Statement of Rights”) of the Corporation’s Series C Convertible Preferred Stock (the “Series C Preferred Stock ”)  have been duly approved by the unanimous written consent of the Corporation’s Board of Directors dated as of June 16, 2003.

3.         The text of the Statement of Rights establishing and designating the Series C Preferred Stock, which shall be added to Article IV of the Corporation’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), as amended to date, is attached to these Articles of Amendment as Appendix A and is incorporated herein for all purposes.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its Chief Operating Officer and attested by its Assistant Corporate Secretary on this 16th day of June, 2003, hereby declaring and certifying that this is the act and deed of the Corporation and that the statements contained herein are affirmed as true under penalties of perjury.

                                                                        SUMMUS, INC. (USA)

                                                                        By:  /s/ Gary E. Ban
                                                                              Gary E. Ban, Chief Operating  Officer

ATTEST:

By:________________
      Robert S. Lowrey
     Assistant Corporate Secretary

APPENDIX A TO ARTICLES OF AMENDMENT OF SUMMUS, INC. (USA)
DATED JUNE 16, 2003

Article IV of the Amended and Restated Certificate of Incorporation of Summus, Inc. (USA) ( the “Corporation”) is hereby amended by adding the following provisions:

“STATEMENT OF RIGHTS AND PREFERENCES OF THE
SERIES C CONVERTIBLE PREFERRED STOCK OF SUMMUS, INC. (USA)

                   1.      Preferred Stock Designation; Number; Issue Price. Of the 5,000,000 shares of authorized preferred stock of the Corporation, 3,000 shares are designated as “Series C Convertible Preferred Stock” (the “Series C Preferred Stock”).  The Series C Preferred Stock has an issue price (“Issue Price”) of  $1,000 per share.

                        2.   Ranking.  Except as provided for herein, the Series C Preferred Stock shall rank on a parity with the Corporation’s Series A Convertible Preferred Stock (the “Series A Preferred Stock”) in all respects, including but not limited to liquidation preference upon dissolution, liquidation, or winding up of the Corporation.

                        3.    No Dividends. The Series C Preferred Stock shall not be entitled to any dividends, distributions or coupon amount, except as set forth in this Statement of Rights and Preferences of the Series C Convertible Preferred Stock ( this “Series C Statement of Rights”).

                        4.   Liquidation Preference

a.         Series C Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or  involuntary, the holders of the Series C Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of any preferred stock of the Corporation ranking junior to the Series C Preferred Stock (the “Junior Preferred Stock”), an amount equal to $1,000 per share (the "Liquidation Preference") (such Liquidation Preference to be adjusted for any combinations, consolidations, stock distributions or stock dividends with respect to shares of the Series C Preferred Stock). Upon the occurrence of any such liquidation, dissolution or winding up of the Corporation, the funds and assets of the Corporation shall be used first to repay all indebtedness and other obligations, then to pay the liquidation preferences of any preferred stock having preferences senior to the Series C Preferred Stock and the Series A Preferred Stock (the “Senior Preferred  Stock”) and then to pay the liquidation preferences of the Series C Preferred Stock and Series A Preferred Stock. If the assets and funds to be distributed among the holders of the Series C Preferred Stock and the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full liquidation preference, then the entire assets and funds of the Corporation legally available for distribution (after payment of any Senior Preferred  Stock) shall be distributed ratably among the holders of Series A Preferred Stock and the Series C Preferred Stock based upon the relative liquidation preferences of the Series C Preferred Stock and Series A Preferred Stock then held by them.

Any funds or assets legally available for distribution after payment in full of the liquidation preferences of the Series A Preferred Stock and Series C Preferred Stock shall be distributed among the holders of the Junior Preferred Stock in accordance with the liquidation rights of the Junior Preferred Stock.

b.         Distribution of Remaining Assets to Common Stock Holders. After payment to the holders of any Senior Preferred Stock, the Series C Preferred Stock, the Series A Preferred Stock and the Junior Preferred Stock of the amounts set forth in Section 4.a. above, the entire remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed among the holders of the Common Stock in proportion to the shares of Common Stock then held by them.

               5.       Consolidation or Merger. In case of any consolidation or merger of the Corporation with or into another corporation (other than a mere reincorporation transaction) or the conveyance of all or substantially all of the assets of the Corporation to another corporation, each share of Series C Preferred Stock shall thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock deliverable upon conversion of such Series C Preferred Stock would have been entitled upon such consolidation, merger or conveyance; and, in any such case, appropriate adjustment (as determined by the Board of Directors of the Corporation in good faith) shall be made in the application of the provisions herein set forth with respect to the rights and interest thereafter of the holder of the Series C Preferred Stock to the end that the provisions set forth herein (including provisions with respect to changes in and other adjustments of the applicable conversion terms of the Series C Preferred Stock) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series C Preferred Stock.  The consolidation or merger of the Corporation with or into any other corporation shall not be deemed to be a liquidation, dissolution or winding up of the Corporation.

               6.         Conversion. Upon conversion, each share of Series C Preferred Stock shall be converted into such number of fully paid and nonassessable shares of Common Stock as is determined by multiplying the number of shares being converted by 4,000 at the time of conversion (the “Conversion Number”) .  The Series C Preferred Stock shall convert as follows:

a.         Conversion. Each share of Series C Preferred Stock shall be convertible into Common Stock of the Corporation at the option of its holder at any time after nine (9) months from the date of its issuance. To do so, the holder must surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series C Preferred Stock, and give written notice by mail, postage prepaid, to the Corporation at its principal corporate office, of the election to convert the same and shall state in the notice the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to that holder, or to the nominee or nominees of that holder, a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled. The conversion shall be deemed to have been made immediately prior to the close of business on the date the shares were surrendered for conversion, and the person or persons entitled to receive the shares of Common Stock issuable upon the conversion shall be treated for all purposes as the record holder or holders of those shares of Common Stock as of that date

b.         Effect of Stock Splits on Conversion Number. The Corporation may elect to effect a split or consolidation or subdivision of the outstanding shares of Common Stock. The Corporation may issue a dividend or other distribution to holders of Common Stock that is payable in additional shares of Common Stock, or in other securities or rights convertible into, or entitling the holder to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by the holder of Common Stock for the additional shares of Common Stock, or the Common Stock Equivalents, or the additional shares of Common Stock issuable upon conversion or exercise thereof. If so, then as of the record date for that event, (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Number of the Series C Preferred Stock shall be appropriately adjusted so that the number of shares of Common Stock issuable on conversion of that series shall be adjusted in proportion to the increase or decrease of outstanding shares resulting from the stock split, dividend or subdivision (treating all Common Stock Equivalents as having been converted into Common Stock).

c.         Effect of Other Distributions on Conversion. If the Corporation declares a distribution (other than a distribution subject to the previous Section 6.b. of this Series C Statement of Rights) payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends), or options or rights that do not result in adjustment of the Conversion Number under this Section 6, then the holders of the Series C Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series C Preferred Stock are convertible, determined as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

d.         Effect of Recapitalizations on Conversion. If any recapitalization of the Common Stock occurs (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere herein), provision shall be made so that the holders of the Series C Preferred Stock shall thereafter be entitled to receive, upon conversion of the Series C Preferred Stock, the number of shares of stock or other securities or property of the Corporation or otherwise, to which they would be entitled on such recapitalization if they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series C Preferred Stock were convertible on the effective date of the recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 6 with respect to the rights of the holders of the Series C Preferred Stock after the recapitalization to the end that the provisions of this Section 6 shall be applicable after the recapitalization to achieve the intent of the Conversion Number adjustment provisions of this Section 6, so as to protect the conversion rights of the holders of the Series C Preferred Stock against impairment as nearly as may be practicable.

e.         No Impairment of Conversion Rights. The Corporation will not, by amendment of its organizational documents, or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 6 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series C Preferred Stock against impairment.

f.          No Fractional Shares on Conversion. No fractional shares shall be issued upon conversion of the Series C Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share, determined on the basis of the total number of shares of Series C Preferred Stock which the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

g.         Certificates on Adjustment of Conversion Number. Upon the occurrence of each adjustment or readjustment of the applicable Conversion Number of Series C Preferred Stock pursuant to this Section 6, the Corporation, at its expense, shall promptly compute such adjustment or readjustment and prepare and furnish to each holder of Series C Preferred Stock a certificate setting forth such adjustment or readjustment, showing the facts upon which such adjustment or readjustment is based. If a holder of Series C Preferred Stock requests in writing, the Corporation shall supply that holder a certificate setting forth (i) such adjustment and readjustment, (ii) the applicable Conversion Number in effect at the time (before and after the adjustment), and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series C Preferred Stock.

h.         Conversion Notices. Any notice required by the provisions of this Section 6 to be given to the holders of shares of Series C Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his or her address appearing on the books of the Corporation.

i.          Reservation of Stock for Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Series C Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series C Preferred Stock. If the number of authorized but unissued shares of Common Stock are not sufficient to effect the conversion of all then outstanding shares of Series C Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

               7.         Voting Rights of Series C Preferred. Each outstanding share of Series C Preferred Stock shall have no voting rights, except as may be required by the law of the state of incorporation or as further described in this Series C Statement of Rights.

               8.         Protective Provisions. So long as any shares of Series C Preferred Stock remain outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent) of the holders of at least a majority of the then outstanding shares of Series C Preferred Stock:

a.          Authorize or issue any additional Series C Preferred Stock;

b.          Adversely alter or change the rights, preferences or privileges of the Series C Preferred Stock;

c.         Amend this Statement of Rights;

9.         Status of Converted or Redeemed Stock. If any shares of Series C Preferred Stock shall be redeemed or converted into Common Stock, the shares of Series C Preferred Stock so converted or redeemed shall be canceled and shall not be issuable by the Corporation.”